Exhibit 99.1

Pluristem Comments on Article Published on Bloomberg

HAIFA, ISRAEL, November 9, 2012 – Pluristem Therapeutics, Inc. (NASDAQCM:PSTI; TASE:PLTR), a leading developer of placenta-based cell therapies, offered comments on an article published in Bloomberg on November 7, 2012.   Pluristem has submitted a direct request to Bloomberg to publish a correction because the article it published is factually inaccurate and misleading.

The subject of the article was a pediatric patient who was critically ill, in imminent danger of death and who had exhausted all other treatments.  The patient was treated on a compassionate use basis in Israel, and was not part of Pluristem’s ongoing clinical program.  The patient was able to leave the hospital and survived six months, the last four of them in her home country of Romania.  Pluristem was not monitoring the patient and learned of her death at the discretion of her family and physician.  In addition, the formal report relating to the death clearly stated that there was no connection between the PLX cell treatment and the death of the patient.

Pluristem has requested Bloomberg issue a correction specific to the article’s claim and implication that Pluristem knew of the death of this patient at the time of a recent capital raising transaction and withheld this information from its investors. This is not correct. The Company did not learn of this fact until after the financing was completed.

Pluristem wishes to emphasize that compassionate use cases are entirely experimental and last resort efforts in desperate situations and obviously not predictive of ultimate success or failure.  Further, adverse results from causes unrelated to the subject therapy are also irrelevant in the evaluation of that therapy.

In situations where Pluristem conducts clinical trials, it follows disclosure standards consistent with industry practice and applicable law, based on data made available to it after appropriate analysis.  In response to the publicity surrounding this event, Pluristem wishes to make it clear that three patients were given compassionate use treatment with Pluristem’s PLX cells.  All three had failed all other treatment and were at risk of imminent death.  The pediatric patient referred to in the Bloomberg article survived for six months, another patient survived for four months, and the third is still alive.  Pluristem believes that these results exceeded longevity expectations. The unfortunate deaths of the patients do not diminish these results.

About Pluristem Therapeutics Inc.

Pluristem Therapeutics Inc. (NasdaqCM: PSTI; TASE: PLTR) is a leading developer of placenta-based cell therapies. The Company's patented PLX (PLacental eXpanded) cells are a drug delivery platform that releases a cocktail of therapeutic proteins in response to a host of local and systemic inflammatory and ischemic diseases. PLX cells are grown using the company’s proprietary 3D micro-environmental technology and are an “off-the-shelf” product that requires no tissue matching prior to administration. Pluristem is focusing on the use of PLX cells administered locally to treat systemic diseases and potentially obviating the need to use the intravenous route.

Data from two phase I studies indicate that Pluristem’s first PLX product candidate, PLX-PAD, is safe and potentially effective for the treatment of end stage peripheral artery disease when given locally. Additionally, Pluristem is developing PLX-PAD for cardiac ischemia, PLX-BMP for Acute Radiation Exposure, Bone Marrow Transplant Failure and Chemotherapy induced Bone Marrow Aplasia, PLX-ORTHO for orthopedic indications and PLX-PAH for Pulmonary Hypertension in collaboration with United Therapeutics. Pluristem’s pre-clinical animal models have demonstrated PLX cells are also potentially effective in other inflammatory and ischemic indications, including diastolic heart failure, inflammatory bowel disease, neuropathic pain and pulmonary fibrosis.

Pluristem has a strong patent portfolio, GMP certified manufacturing and research facilities as well as strategic relationships with major research institutions.

For more information visit www.pluristem.com and follow Pluristem on Twitter @Pluristem, the content of which is not part of this press release.

Contact:

Pluristem Therapeutics Inc.

William Prather R.Ph., M.D.
Sr. VP Corporate Development
1-303-883-4954
William.PratherMD@pluristem.com

Daya Lettvin
Director Investor & Media Relations
+972-54-674-5580
daya@pluristem.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, we are using forward looking statements when we discuss our belief that the compassionate treatments results exceeded longevity expectations and that the unfortunate deaths of patients does not diminish these results, when we say that data from two Phase I clinical trials indicate that Pluristem's first PLX product, PLX-PAD, is safe and potentially effective for the treatment of end stage PAD or when we say that Pluristem's pre-clinical animal models have demonstrated PLX cells are also potentially effective in in other inflammatory/ischemic indications. These forward-looking statements are based on the current expectations of the management of Pluristem only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; we may encounter delays or obstacles in launching our clinical trials; our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties may develop with our process; our products may wind up being more expensive than we anticipate; results in the laboratory may not translate to equally good results in real surgical settings; our patents may not be sufficient; our products may harm recipients; changes in legislation; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluristem to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluristem undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluristem, reference is made to Pluristem's reports filed from time to time with the Securities and Exchange Commission.